Exhibit 10.1

Empire Energy Corporation International

Renner Business Centre

16801 West 116th Street

Lenexa, KS 66219-9603, USA

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. S.A. Sehsuvaroglu

3 Avenue des Baumettes

06000 - Nice

FRANCE

Dear Mr. Sehsuvaroglu:

We wish to confirm our discussions concerning your (referred to herein as the “Executive”) employment by Empire Energy Corporation International (referred to herein as the “Company”) on the terms and conditions set forth below.

1.	POSITION AND RESPONSIBILITIES

Executive shall, with effect from 15 August 2007, serve the Company in the capacity of President and Chief Executive Officer and shall fully and faithfully perform such duties and exercise such powers as are incidental to such position including those duties set out in the following paragraph in connection with the business of the Company, its affiliates and joint ventures and such other compatible duties and powers as may from time to time be assigned to the Executive by the board of directors of the Company (the “Board of Directors”).

Executive acknowledges that the Company has affiliates (the “Affiliates”) organised and carrying on business in various places throughout the world, including Tasmania, Mauritius and China, and Executive agrees to provide his services to such Affiliates of the Company as may be directed by the board of directors of the Company (the “Board of Directors”) from time to time. In order to carry out such responsibilities, Executive shall be appointed as President and Chief Executive Officer of the Company’s parent corporation, or such other position as is mutually agreed and shall be appointed or nominated for appointment as a director of Empire Energy and its affiliates at each meeting of shareholders at which directors are to be elected.

Executive shall report directly to the Board of Directors of the Company. Executive shall have overall managerial supervision and responsibility for operational, financial and financing aspects of the business of the Company and any of its affiliates (the “Group”). Such responsibilities shall include but shall not be limited to:

(a) appointing and managing such employees and consultants as are required to achieve the Company’s aims and objectives;

(b) implementing such corporate, human resources and information technology policies and systems as may be necessary or appropriate to achieve the Company’s aims and objectives;

(c) managing budgets and expenditure for the Group’s operations;

(d) developing and implementing an exploration and development program in respect of the Group’s oil & gas assets in Tasmania; and

(e) identify strategic transactions for the benefit of the Group, whether via acquisition, disposals, reorganisations, joint ventures, farm-in or other means.

Executive shall fully and faithfully perform such duties and fulfil such obligations, as are commensurate with his appointment as an officer of the Company. Executive shall devote full time and attention using his best efforts to apply his skill and experience to perform his duties hereunder and promote the interests of the business and projects of the Company provided that Executive shall not be precluded from pursuing other business interests or holding positions in other public or private companies which do not interfere with Executive’s ability to carry out his responsibilities hereunder, and do not otherwise contravene the requirements of this Agreement, and which have been approved in advance by the Company’s Board of Directors.

The Executive shall perform his duties at such place or places as the Executive and the Company may agree, including at a location operated by an Affiliate, ordinarily during the customary hours of work of the Company or the relevant Affiliate, as the case may be. It is acknowledged by the Executive that a sufficient proportion of his time shall be spent in Tasmania, where the Company’s oil & gas assets are located, in order to perform his duties and fulfil his obligations under this Agreement.

2.	TERM

The term of Executive’s employment as contemplated herein (the “Term”) shall be effective for a three-year period from August 15, 2007 and shall continue until August 14, 2010 or such earlier date as such employment may be terminated in accordance with the provisions of this Agreement. This Agreement and Executive’s employment by the Company may be renewed at the end of the said Term on conditions mutually acceptable to the Executive and the Company; however, if the same are not renewed, Executive’s employment will terminate on August 14, 2010 without further requirement of notice or pay in lieu thereof. The Company will provide notice of at least one hundred eighty (180) days if it intends to renew this Agreement.

3.	COMPENSATION

a) Salary: For services rendered by Executive during the term of this Agreement, Executive shall be paid a salary, payable in monthly installments, at an annual rate of US$600,000 gross. This will be paid monthly on or around the 26th day of the month into Executive’s nominated bank account(s). Such salary shall be reviewed annually and will be increased at the sole discretion of the Board of Directors taking into account, among other things, individual performance and general business conditions.

Company and Executive acknowledge that the services of the Executive are to be supplied on the basis that the compensation (for the avoidance of doubt, including base salary, bonus and any other remuneration) paid to the Executive for services performed will be subject to applicable taxation. Executive shall be paid in respect of services rendered abroad, the taxes thereon being the sole liability and responsibility of the Executive. Executive will be responsible for all taxes and employee’s national insurance (but not employers) or similar contributions in respect of your remuneration, save to the extent that the Company has made or does make an actual deduction in respect of such liability (the “Additional Tax”) and you will indemnify the Company in full and without any rights of set off against all claims and liabilities in respect of any demand by any relevant authority against the Company in respect of the Additional Tax provided always that before accepting any liability for or making any payment in this respect the Company will afford the Executive a reasonable opportunity to challenge the said alleged liability or payment and will give him reasonable cooperation in so doing including providing him with any relevant document.

b) Stock Options: Subject to regulatory or shareholder approval, if required, the Company shall provide Executive with stock options to purchase 18,574,103 of Class A common stock, equivalent as at the date hereof to 9% of the present outstanding common shares in the Company under its Stock Option Plan, as amended from time to time, subject to the terms and conditions set out in the Company’s standard form of stock option agreement, and upon the following terms and conditions:

i.	the effective date of the grant will be the date of execution of this Agreement, or if such date falls within a black-out period, the third business day following the lifting of the black-out period (the “Effective Date”);

ii.	the options will expire on September 1, 2012 unless Executive continues to be employed by Empire Energy beyond that date, as more specifically provided in the Company’s standard form of option agreement;

iii.	the exercise price per option for 12,382,736 of the total granted options (the “Equivalent Options”) will be fixed on the Effective Date at the price of $0.15 per share.

iv.	the exercise price per option for the remaining 6,191,367 options will be fixed on the Effective date as follows: 2,063,781 at each of US$ 0.50 (the “$0.50 Options”), US$ 1.00 (the “$1 Options”) and US$ 1.50 (the “$1.50 Options”).

v.	4,127,579 of the Equivalent Options shall vest on August 15, 2007, 4,127,579 on August 15, 2008 and 4,127,578 on August 15, 2009.

vi.	The $0.50 Options shall vest on August 15, 2007; the $1 Options shall vest on August 15, 2008, and the $1.50 Options shall vest on August 15, 2009.

c) Bonuses: Subject to Board approval, if required, the Company shall provide Executive with a bonus plan as follows:

a.	For services rendered by the Executive during any and every calendar year, where the Company’s market capitalisation on August 15 of the relevant year has increased by 10% or more over the market capitalisation on August 15 of the previous year, the Company will pay the Executive a US$200,000 bonus.

b.	For services rendered by the Executive during his tenure, the Company will pay the Executive a one-off US$1,000,000 bonus when commercial production of the Company’s first commercial hydrocarbon discovery on the Group’s acreage as at the date hereof has commenced.

c.	For services rendered by the Executive during his tenure where a financing event has taken place under his leadership, the Company will pay the Executive a bonus equal to 2% of the gross proceeds of any financing, provided that the maximum bonus payable will be US$400,000.

4.	BENEFITS, PERQUISITES AND BUSINESS EXPENSES

a) Executive shall be entitled to participate in future Stock Option Plan of Company on such terms as may be determined by the Board of Directors in their discretion.

b) Except to the extent that such benefits and perquisites are provided to the Executive pursuant to any employment contract with a company in the Company, Executive shall be entitled to participate in the employee benefit programs made generally available to employees of the Company from time to time.

c) Executive shall be entitled to be reimbursed for all reasonable expenses incurred by Executive in connection with the conduct of the business of the Company. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient evidence of such expenditures, provided such expenditures are consistent with the policies and directives of the Company as may be amended from time to time.

d) Executive shall be entitled to business class air travel at any time whilst on Company business and his spouse shall also be entitled to business class air travel when required or authorised to participate in Company business.

e) If required by the Company to operate from his domicile in France for extended periods, Executive shall receive an office and administration allowance not to exceed US$60,000 per annum which shall be payable by the Company monthly in arrears. Such allowance shall be reviewed annually and adjusted as appropriate in the sole discretion of the Board of Directors.

5.	VACATION AND HOLIDAYS

In combination with all vacation and holidays granted pursuant to any Executive employment contract within the Company, Executive shall be entitled to an aggregate eight (8) weeks paid vacation (inclusive of statutory holidays which fall in the jurisdiction where the Executive is based from time to time) during each year of Executive’s employment hereunder. Such vacation shall be utilized by Executive at such time or times as do not materially interfere with the ongoing conduct of the Company’s business operations.

6.	TERMINATION OF EMPLOYMENT

a) Termination by the Company without cause: The Company shall be entitled to terminate Executive’s employment at any time without cause by giving Executive 12 months prior written notice of the termination of Executive’s employment, or in lieu of such notice, by continuing Executive’s monthly salary payments for a period of 12 months from the date of termination of Executive’s employment. In the event of the termination of Executive’s employment hereunder without cause, Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company effective as of the date of termination of Executive’s employment fixed by the Company. In the event of Executive’s termination without cause, rights and benefits of the Executive under the employee benefits plans and programs of the Company shall, unless prohibited by the relevant plan, be continued for the 12 month period referred to above. If any such benefit or program cannot be so continued, Executive shall be entitled to receive a cash payment equal to the value of such benefits for such period.

b) Termination by the Company for cause: The Company shall be entitled to terminate Executive’s employment for cause at any time without notice and without any payment in lieu of notice. In the event of the termination of Executive’s employment for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company and in such an event there will be no continued salary payments by the Company to Executive and any rights and benefits of Executive under the employee benefit plans and programs of the Company will immediately terminate in accordance with the terms of such plans and programs. For purposes of this paragraph 6(b) and of Executive’s employment with the Company “cause” shall include, without limitation, the following circumstances,

i)	Executive has committed a criminal offence involving moral turpitude or has improperly enriched himself at the expense of the Company;

ii)	Executive, in carrying out his duties hereunder, (i) has been wilfully and grossly negligent, or (ii) has committed wilful and gross misconduct or, (iii) has failed to comply with an instruction or directive from the Board of Directors (and which is not otherwise cured within thirty (30) days);

iii)	Executive has breached a material term of this Agreement (and which is not otherwise cured within thirty (30) days);

iv)	Executive becomes bankrupt or in the event a receiving order (or any analogous order under any applicable law) is made against Executive or in the event Executive makes any general disposition or assignment for the benefit of his creditors;

v)	Executive shall be diagnosed as being afflicted by chronic alcoholism or drug addiction; or

vi)	Executive has been disqualified from acting as a director in any relevant jurisdiction.

Termination of Executive’s employment for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

c) Termination by the Executive: Unless otherwise mutually agreed, Executive shall be entitled to terminate Executive’s employment at any time without cause by giving the Company 12 months prior written notice of such termination in the first year of this Agreement, or 6 months’ prior written notice of such termination thereafter. In the event of Executive’s termination without cause, rights and benefits of the Executive under the employee benefits plans and programs of the Company shall cease from the date the termination becomes effective.

d) Disability: Executive’s employment shall terminate automatically upon written notice from the Company in the event of Executive’s absence or inability to render the services required hereunder due to disability, illness, incapacity or otherwise for an aggregate of one hundred eighty (180) days during any twelve (12) month period of the term, provided that such disability, illness, incapacity or other cause has not occurred during the execution of the business of the Company by the Executive. In the event of any such absence or inability, Executive shall be entitled to receive the compensation provided for herein for the first ninety (90) days thereof, whereafter Executive shall only be entitled to receive such compensation, if any, as may be determined by the Board of Directors. Executive shall investigate the cost to Company of Disability Insurance and its availability. Company shall continue at its expense the present Life and SOS insurances held by Executive or equivalent, the total cost to Company being approx. US$ 5,000 annually.

e) Death: In the event of the death of Executive during the term of this Agreement, Executive’s salary will be paid to Executive’s spouse to the end of the third month following the month in which Executive’s death occurs. Rights and benefits of Executive under the employee benefit plans and programs of the Company, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs.

f) Effect of Termination: Executive agrees that, upon termination of his employment for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position that Executive may have as an officer, director or employee of the Company and each and every affiliate of the Company. In such event, Executive shall, at the request of the Company or any affiliate in the Company, forthwith execute any and all documents appropriate to evidence such resignation. Executive shall not be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other employment agreement entered into with any affiliate in the Company. On termination of employment or otherwise on demand by the Company, Executive must immediately return all property belonging to the Company and its affiliates.

g) Survival of Terms: It is expressly agreed that notwithstanding termination of Executive’s employment with the Company for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of Executive and the Company respectively in relation to the time up to and including the date of termination and the provisions of paragraphs 3, 6(f), 8 and 9 of this Agreement, all of which shall remain and continue in full force and effect.

7.	CHANGE OF CONTROL

a) Definitions: The following terms used in this paragraph 7 shall have the meanings set forth below:

i)	“Change of Control” shall mean the occurrence of:

(A)	the acquisition of shares of Company and/or securities (“Convertible Securities”) convertible into, exchangeable for or representing the right to acquire shares of Company as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the relevant securities legislation with any such person, group of persons or any of such persons acting jointly or in concert (collectively, the “Acquirers”), beneficially own, directly or indirectly, shares of Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of the Convertible Securities beneficially owned, directly or indirectly, by the Acquirers, the Acquirers would beneficially own, directly or indirectly, shares that would entitle the holders thereof to cast more than 35% of the votes attaching to all shares in the capital of Company that may be cast to elect directors of Company; or

(B)	the election at any meeting of shareholders of Company of a majority of directors to the Board of Directors of Company who are not recommended by management;

provided however that the acquisition or ownership of shares and/or Convertible Securities of Company by persons, funds or entities managed by or which are associated or affiliated with or acting jointly and in concert with any of the above and/or the acquisition of shares and/or Convertible Securities in the normal course of the raising of capital which exceed 35% of the votes attaching to all shares in the capital of Company shall not constitute or be deemed to constitute a Change in Control.

b) Rights Upon Change in Control: If a Change in Control occurs:

i)	for a period of six (6) months following the date of the Change of Control, the Executive shall have the right to elect that the Change of Control is a termination of his employment by the Company which shall be deemed to be termination of Executive’s employment without cause by the Company. If the Executive notifies the Company of this election in writing, or in the event that the Company shall terminate Executive’s employment without cause during such period of six (6) months following the date of the Change of Control, the Executive shall be entitled to receive and the Company shall pay to Executive an additional severance payment equal to 3% of the transaction value that resulted in the Change of Control subject to a maximum severance payment of $10 million. The payments set out in this paragraph 7 are in addition to any other rights provided hereunder (including without limitation the payments contemplated under paragraph 6(a)) with respect to termination of Executive’s employment without cause. If the Executive does not elect termination, this Agreement will continue in full force and effect in accordance with its terms.

8.	NON-COMPETITION AND NON-SOLICITATION

a) Executive agrees that during the period of the Executive’s employment with the Company and for a period of six (6) months from the last payment of compensation to Executive by the Company, Executive shall not engage in or participate in any business activity that competes, directly or indirectly, with the businesses of the Company or any affiliate in the Company, provided, however, that Executive shall not be precluded from competing with the business of the Company in the event of a termination of Executive’s employment as a result of a material breach by the Company of the provisions of this Agreement.

b) Notwithstanding anything to the contrary contained herein Executive may, without being deemed to compete, directly or indirectly, with the businesses of the Company or any affiliate in the Company own not more than five percent (5%) of any class of the outstanding securities of any corporation listed on a securities exchange or traded in any over-the-counter market.

c) Executive agrees that for a period of six (6) months following the termination of Executive’s employment with the Company for any reason whatsoever, Executive will not, whether as principal, agent, employee, employer, director, officer, shareholder or in any other individual or representative capacity, solicit or attempt to retain in any way whatsoever any of the employees of the Company or of any affiliates in the Company, provided however, that the Executive shall not be precluded from soliciting or retaining employees of the Company in the event of a termination of Executive’s employment as a result of a material breach by the Company of the provisions of this Agreement, or in the event that Executive’s employment is terminated or deemed to be terminated by the Company without cause (including without limitation, pursuant to paragraph 7 hereof).

d) It is the desire and the intent of the parties that the provisions of this paragraph 8 shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph 8 is adjudicated unenforceable in any jurisdiction such adjudication shall apply only in that particular jurisdiction in which such adjudication is made.

9.	CONFIDENTIAL INFORMATION

a) Executive agrees not to disclose either while in the Company’s employ or at any time thereafter to any person not employed by the Company or by any affiliate of the Company or not engaged to render services to the Company or to any affiliate in the Company, any trade secrets or confidential information of or relating to the Company or any affiliate in the Company obtained by Executive while in the employ of the Company; provided, however, that this provision shall not preclude Executive from the use or disclosure of information known generally to the public (other than that which Executive may have disclosed in breach of this Agreement) or of information required to be disclosed by law or court order applicable to Executive or information authorized to be disclosed by the Board of Directors.

b) Executive also agrees that upon leaving the Company’s employ, Executive will not take, without the prior written consent of the Board of Directors, any drawing, blueprint, specification, report or other document belonging or relating to the Company or to any affiliate in the Company.

10.	NOTICES

Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated at the beginning of this Agreement or at such other address as the parties may have specified by similar notice.

Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

11.	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto relating to such matters.

12.	ASSIGNMENT

Except as herein expressly provided, the respective rights and obligations of Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.	APPLICABLE LAW

This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with, the laws of England. Each of the parties hereto hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of England with respect to any proceedings brought in respect of this Agreement or the subject matter hereof.

14.	AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and is in writing signed by Executive and by a duly authorized representative of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Per: /s/ Malcolm R. Bendall
Malcolm R. Bendall
Accepted and agreed:

Per: /s/ S. A. Sehsuvaroglu
S. A. Sehsuvaroglu

Dated : July 25, 2007